Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT
DATED AS OF FEBRUARY 13, 2025
by and among
JET.AI INC.,
JET.AI SPINCO, INC.
and
FLYEXCLUSIVE, INC.

TABLE OF CONTENTS
Page
1.1    General    5
1.2    References; Interpretation    5
Article II – THE CONTRIBUTION    6
2.1    Restructuring; Transfer of Assets; Assumption of Liabilities    6
2.2    Non-Transferable Assets    7
2.3    Conveyancing and Assumption Instruments    8
2.4    Further Assurances; Ancillary Agreements    8
2.5    Consideration    8
Article III – COMPLETION OF THE DISTRIBUTION    8
3.1    Actions Prior to the Distribution    9
3.2    Effecting the Distribution    9
3.3    Conditions to the Distribution    9
Article IV - REPRESENTATIONS AND WARRANTIES OF JET.AI RELATING TO JET.AI    10
4.1    Organization of the Jet.AI Group    10
4.2    Due Authorization    10
4.3    Governmental Consents    11
4.4    No Conflict    11
4.5    Litigation and Proceedings    11
4.6    Brokers’ Fees    11
4.7    Sufficiency of the SpinCo Assets    12
Article V – CERTAIN COVENANTS    12
5.1    Cooperation    12
Article VI - MISCELLANEOUS    12
6.1    Entire Agreement; Construction    12
6.2    Ancillary Agreements    13
6.3    Counterparts    13
6.4    Survival of Agreements    13
6.5    Expenses    13
6.6    Notices    13
6.7    Consents    14
6.8    Assignment    14
6.9    Successors and Assigns    15
6.10    Termination and Amendment    15
6.11    Subsidiaries    15
6.12    Third Party Beneficiaries    15
6.13    Titles and Headings    15
6.14    Schedules    15

6.15    Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury    15
6.16    Specific Performance    16
6.17    Severability    16
6.18    Interpretation    17
6.19    No Waiver    17

LIST OF SCHEDULES

2.1(a)(i)    SpinCo Assets
2.1(a)(ii)    SpinCo Contracts
2.1(a)(iii)    SpinCo Permits

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of February 13, 2025, is entered into by and among Jet.AI Inc., a Delaware corporation (“Jet.AI”), Jet.AI SpinCo, Inc., a Delaware corporation and a wholly owned subsidiary of Jet.AI (“SpinCo”), and flyExclusive, Inc., a Delaware corporation (“flyExclusive”). “Party” or “Parties” means Jet.AI and SpinCo, individually or collectively, as the case may be. Terms with initial capitalized letters used herein (including in the immediately preceding sentence) and not otherwise defined herein have the meanings set forth in Section 1.1 hereof.
RECITALS:
A.Jet.AI owns 100% of the common stock, par value $0.001 per share, of SpinCo (the “SpinCo Stock”).
B.Jet.AI, acting through its direct and indirect Subsidiaries, currently conducts the Jet.AI Retained Business and the SpinCo Business.
C.The Board of Directors of Jet.AI (the “Jet.AI Board”) has determined that it is appropriate, desirable and in the best interests of Jet.AI and its stockholders to separate Jet.AI into two separate companies, one for each of (i) the Jet.AI Retained Business, which shall be retained, owned and conducted, directly or indirectly, by Jet.AI and its Subsidiaries (other than SpinCo and its Subsidiaries) and (ii) the SpinCo Business, which shall be owned and conducted by SpinCo (the “Separation”).
D.In order to effect the Separation, the Jet.AI Board has determined that it is appropriate, desirable and in the best interests of Jet.AI and its stockholders for Jet.AI and the other members of the Jet.AI Group to effect the Contribution to SpinCo.
E.The Jet.AI Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, immediately following such separation to make a distribution of the SpinCo Business to the holders of common stock, par value $0.001 per share, of Jet.AI (the “Jet.AI Stock”) on the Record Date through the distribution of all of the outstanding shares of SpinCo Stock to holders of Jet.AI Stock on the Record Date on a pro rata basis in accordance with a distribution ratio to be determined by the Jet.AI Board (the “Distribution”), in each case, on the terms and conditions set forth in this Agreement.
F.Immediately following the Distribution, Jet.AI will hold none of the outstanding shares of SpinCo Stock.
G.The Jet.AI Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated in the Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), among Jet.AI, SpinCo, flyExclusive and FlyX Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of flyExclusive

(“Merger Sub”), that following the Separation and Distribution, Merger Sub will merge with and into SpinCo, with SpinCo continuing as the surviving corporation (the “Merger”).
H.Pursuant to the Merger, shares of SpinCo Stock will be exchanged for shares of Parent Common Stock, on the terms and conditions set forth in the Merger Agreement.
I.Jet.AI and flyExclusive will jointly prepare, and flyExclusive will file with the SEC, the Registration Statement, which will set forth certain disclosure concerning the Separation, the Distribution and the Merger.
J.The Jet.AI Board has (x) determined that the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Jet.AI and its stockholders and (y) approved this Agreement, the Merger Agreement and each of the Ancillary Agreements. The Board of Directors of SpinCo (the “SpinCo Board”) has approved this Agreement, the Merger Agreement and each of the Ancillary Agreements (to the extent SpinCo is a party thereto).
K.The board of directors of flyExclusive has approved this Agreement and the Merger Agreement.
L.The Parties and flyExclusive desire to set forth the principal corporate transactions required to effect the Separation and the Distribution, and certain other agreements relating to the relationship of Jet.AI and SpinCo and their respective Subsidiaries following the Distribution.
THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties and flyExclusive hereby agree as follows:
Article I
DEFINITIONS AND INTERPRETATION
1.1General. Unless otherwise provided herein, terms with initial capital letters used in this Agreement will have the meanings ascribed to such terms as set forth in Annex A attached hereto, which is incorporated herein and made a part hereof.
1.2References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Jet.AI” shall also be deemed to refer to the applicable member of the Jet.AI Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Jet.AI shall be deemed to require Jet.AI to cause the applicable members of the Jet.AI Group to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.
Article II
THE CONTRIBUTION
2.1Restructuring; Transfer of Assets; Assumption of Liabilities.
(a)Transfer of Assets. Effective as of immediately before the Distribution Time, pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution, Jet.AI shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign or convey or cause to be transferred, contributed, distributed, assigned or conveyed (“Transfer”) to SpinCo, all of its and the applicable Asset Transferors’ right, title and interest in and to the SpinCo Assets, and SpinCo shall accept from Jet.AI and the applicable members of the Jet.AI Group all of Jet.AI’s and the other members of the Jet.AI Group’s respective direct or indirect rights, title and interest in and to the applicable SpinCo Assets, free and clear of all Liens. “SpinCo Assets” means all of Jet.AI’s or the applicable Asset Transferor’s right, title, and interest in and to the following assets, properties and rights:
(i)the Assets set forth on Schedule 2.1(a)(i)1;
(ii)all Contracts set forth on Schedule 2.1(a)(ii) (the “SpinCo Contracts”);
(iii)the licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity set forth on Schedule 2.1(a)(iii) (the “SpinCo Permits”);
(iv)all Information exclusively related to, or exclusively used in, the SpinCo Business;
(v)an amount of cash equal to the Available Cash Amount; and
(vi)all goodwill exclusively related to the SpinCo Business.
1 NTD: To include the rights to the Textron Deposits.

(b)In connection with the Contribution and Transfer of the SpinCo Assets to SpinCo, and pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, SpinCo shall assume, as of immediately before the Distribution Time, and shall pay, perform and discharge when due the following obligations and liabilities arising out of or relating to the SpinCo Business and the SpinCo Assets (the “SpinCo Liabilities”):
(i)all liabilities and obligations under the SpinCo Contracts to be discharged or performed following the Distribution Time, but only to the extent that such liabilities and obligations do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Jet.AI on or prior to the Contribution; and
(ii)all liabilities and obligations under each SpinCo Permit to be discharged or performed following the Distribution Time, but only to the extent that such liabilities and obligations do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Jet.AI on or prior to the Contribution.
(c)Other than the SpinCo Liabilities, SpinCo does not assume any Liabilities of Jet.AI, any member of the Jet.AI Group, or any Affiliate of Jet.AI or any member of the Jet.AI Group (collectively, the “Jet.AI Retained Liabilities”), including (a) liabilities arising out of the Jet.AI Retained Assets, and (b) liabilities for Taxes of the Jet.AI Group (or any Affiliate of the Jet.AI Group) and any liabilities for Taxes (i) of the Jet.AI Group for any Tax Period or (ii) with respect to ownership and operation of the SpinCo Business, the ownership of the SpinCo Assets or the SpinCo Liabilities for any Pre-Closing Period.
(d)Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any SpinCo Assets as contemplated by this Agreement.
2.2Non-Transferable Assets. Nothing in this Agreement shall be determined to Transfer to SpinCo any Contract or other asset that would otherwise be included in the SpinCo Assets if an attempted Transfer (a) without the consent of any Person would constitute a breach or default of such Contract or asset or create a termination right under such Contract, and such Person does not give its consent, or (b) would otherwise be unlawful, ineffective or would materially impair SpinCo’s rights under the Contract or asset in question so that SpinCo would in effect not acquire the benefit of such rights (each a “Non-Transferable Asset”). With respect to each such Non-Transferable Asset, (i) Jet.AI will cooperate in any reasonable and lawful arrangements designed to provide to SpinCo, and its successors, all of the benefits, economic and otherwise, of such Non-Transferable Asset (including promptly remitting to SpinCo any revenue received by Jet.AI on account of any such Non-Transferable Asset related to the Post-Closing Period), (ii) Jet.AI will not terminate, alter or amend any such Non-Transferable Asset except with SpinCo’s express written consent, and (iii) until such Non-Transferable Asset is Transferred to SpinCo, Jet.AI will use its commercially reasonable efforts to enforce, at the reasonable direction and for the account, at the sole expense, of SpinCo, any right of Jet.AI arising under any such Non-Transferable Asset against any counterparty thereto or other Person (including the right to amend or terminate any such Non-Transferable Asset in accordance with the terms thereof). Jet.AI will provide SpinCo with notice of any claim asserted by any Person against or with respect to any Non-Transferable Asset after the Closing as soon as practicable after becoming aware of any such claim. If any such claim is asserted, SpinCo will have the right to direct the defense of such claim at SpinCo’s sole cost and expense, whether or not litigation, arbitration or other dispute resolution proceedings have been instituted and even if SpinCo is not named as a party to such claim.
2.3Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfer of the SpinCo Assets and the assumption of the SpinCo Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate member of the Jet.AI Group, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to SpinCo of all right, title and interest in and to the SpinCo Assets and the assumption by SpinCo of the SpinCo Liabilities for Transfers and assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States, in such form as the Parties and flyExclusive shall reasonably agree.
2.4Further Assurances; Ancillary Agreements.
(a)In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)Without limiting the foregoing, at and after the Distribution Time, each Party shall cooperate with the other Party, and without any further consideration, from and after the Distribution Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfer of the SpinCo Assets and the assumption of the SpinCo Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, Jet.AI, at its sole cost and expense and at the reasonable request of SpinCo, will take such other actions as may be reasonably necessary to vest in SpinCo such title and such rights as possessed by any member of the Jet.AI Group to the SpinCo Assets under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.
2.5Consideration. In exchange for the Contribution, SpinCo agrees, on or prior to the Distribution Date, to issue to Jet.AI a number of newly issued, fully paid and nonassessable shares of SpinCo Stock as is necessary to effect the Distribution and such that immediately following the Distribution Jet.AI will hold none of the outstanding shares of SpinCo Stock.

Article III
COMPLETION OF THE DISTRIBUTION
3.1Actions Prior to the Distribution. Prior to the Distribution Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)Notice to Nasdaq. Jet.AI shall give Nasdaq not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(b)Securities Law Matters. Jet.AI and SpinCo shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement.
(c)Authorized Number of Shares. Prior to the Distribution, the Parties shall take all necessary action required to file an amendment to the Certificate of Incorporation of SpinCo with the Secretary of State of the State of Delaware to increase the number of authorized shares of SpinCo Stock so that SpinCo Stock then authorized shall be equal to the number of shares of SpinCo Stock necessary to effect the Distribution.
(d)Distribution Agent. Jet.AI shall enter into a distribution agent agreement with the Exchange Agent or otherwise provide instructions to the Exchange Agent regarding the Distribution.
(e)Satisfying Conditions to the Distribution. Each of Jet.AI and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Distribution Time.
(f)Contribution. On or prior to the Distribution Date, the Contribution shall have been made.
3.2Effecting the Distribution.
(a)Delivery of SpinCo Stock. Upon consummation of the Distribution, Jet.AI shall deliver to the Exchange Agent a book-entry authorization representing the SpinCo Stock being distributed in the Distribution for the account of the Record Holders and shall take all such other actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. The Exchange Agent shall hold such book-entry shares for the account of the Record Holders pending the Merger, as provided in Section 3.2 of the Merger Agreement. Immediately after the Distribution Time and prior to the Effective Time, the shares of SpinCo Stock shall not be transferable and the transfer agent for the SpinCo Stock shall not transfer any shares of SpinCo Stock; provided, for the avoidance of doubt, that the exchange of such shares of SpinCo Stock for shares of Parent Common Stock pursuant to the Merger shall not be deemed a transfer subject to the foregoing restrictions. The Distribution shall be deemed to be effective at the Distribution Time upon written authorization from Jet.AI to the Exchange Agent to proceed with the Distribution.
3.3Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction or waiver by Jet.AI in its sole and absolute discretion, of the following conditions (other than the condition set forth in Section 3.3(a), which prior to the termination of the Merger Agreement may not be waived without flyExclusive’s written consent):
(a)Completion of the Contribution. The Contribution shall have been completed in accordance with this Agreement.
(b)Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.
(c)Conditions to Jet.AI Obligations in Merger Agreement. Each of the conditions in Section 8.1 (other than Section 8.1(b)) and Section 8.2) of the Merger Agreement to Jet.AI’s obligations to consummate the Merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution or the Merger; provided, that such conditions are capable of being satisfied at such time).
(d)Confirmation of Satisfaction of flyExclusive Conditions in Merger Agreement. flyExclusive shall have confirmed to Jet.AI that each condition in Section 8.1 (other than Section 8.1(b)) and Section 8.3 of the Merger Agreement to flyExclusive’s obligations to consummate the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution or the Merger, or (iii) subject to applicable Law, is or has been waived by flyExclusive.

Article IV
REPRESENTATIONS AND WARRANTIES OF
JET.AI RELATING TO JET.AI
Jet.AI hereby represents and warrants to SpinCo and flyExclusive as follows:
4.1Organization of the Jet.AI Group. Each member of the Jet.AI Group has been duly incorporated or organized and is validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, as applicable. Jet.AI and each member of the Jet.AI Group has all requisite entity power and authority to own, lease and operate its properties and assets in the manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted. Each member of the Jet.AI Group is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Jet.AI Material Adverse Effect.

4.2Due Authorization. Subject to the receipt of the Company Shareholder Approval, each member of the Jet.AI Group has all requisite entity power and authority to execute and deliver this Agreement and the Ancillary Agreements, in each case to which it is or will be a party, and to consummate the Transactions, except for such further action of Jet.AI Board required, if applicable, to establish the Record Date and the Distribution Date, and the declaration of the Distribution by Jet.AI Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in this Agreement). The execution and delivery by each member of Jet.AI Group of this Agreement or the Ancillary Agreements to which it is or will be a party as of the Distribution Time and the consummation of the Distribution have been duly authorized by all necessary and proper entity action on its part, and no other entity action on the part of such Jet.AI Group member is necessary to authorize this Agreement or the Ancillary Agreements to which it is or will be a party as of the Distribution Time or, subject to such further action of Jet.AI Board required, if applicable, to establish the Record Date and the Distribution Date, and the declaration of the Distribution by Jet.AI Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement), and consummate the Transactions. Each of this Agreement and the Ancillary Agreements to which Jet.AI is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that this Agreement constitutes a legal, valid and binding obligation of flyExclusive) constitutes or, when executed and delivered, will constitute the legal, valid and binding obligation of Jet.AI or the applicable Jet.AI Group member, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
4.3Governmental Consents. No Consent of, with or to any Governmental Entity is required to be obtained or made by any member of the Jet.AI Group in connection with the execution or delivery by Jet.AI of this Agreement or the Ancillary Agreements to which it is or will be a party or the consummation by Jet.AI of the Transactions.
4.4No Conflict. Subject to the receipt of the Consents set forth in Section 4.3, the execution and delivery by Jet.AI and each member of the Jet.AI Group of this Agreement or any Ancillary Agreement to which it is or will be a party as of the Effective Time and the consummation by Jet.AI and each member of the Jet.AI Group of the Transactions do not and will not as of the Effective Time, (a) violate any provision of, or result in the breach of, any Law applicable to any member of the Jet.AI Group or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract, including any SpinCo Contract; or (c) breach or violate any provision of the Governing Documents of any member of the Jet.AI Group, except, in the case of each of clauses (a) – (b), as would not, individually or in the aggregate, reasonably be expected to have a Jet.AI Material Adverse Effect.

4.5Litigation and Proceedings. (a) There are no Actions pending or threatened before or by any Governmental Entity against any member of the Jet.AI Group that, individually or in the aggregate, would reasonably be expected to result in a Jet.AI Material Adverse Effect, and (b) no member of the Jet.AI Group is subject to any judgment, decree, injunction or order of any Governmental Entity that, in each case, would reasonably be expected to result, individually or in the aggregate, in a Jet.AI Material Adverse Effect.
4.6Brokers’ Fees. No broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which SpinCo would be liable in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of Jet.AI or any of its Affiliates.
4.7Sufficiency of the SpinCo Assets.
(a)As of the Distribution Time (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.3), after giving effect to the Separation, the SpinCo Assets owned by SpinCo will constitute all of the assets, properties and rights reasonably necessary for SpinCo to conduct the SpinCo Business immediately following the Closing in all material respects in the same manner as it is conducted on the date hereof.
(b)Except for Permitted Liens or Liens created by or through SpinCo after the Distribution Time, Jet.AI collectively has, and as of the Distribution Time (after giving effect to the Transactions) SpinCo shall have, good, valid and marketable title to, or a valid leasehold in, license to or other legal right to use, as the case may be, all of the SpinCo Assets, free and clear of any Liens.
(c)The SpinCo Assets will include a deposit of at least $3,500,000 held by Textron Aviation (the “Textron Deposit”). Following the Distribution Time, SpinCo will able to use the Textron Deposit in substantially the same manner and for substantially the same purposes as Jet.AI prior to the Separation.
Article V
CERTAIN COVENANTS
5.1Cooperation. From and after the Distribution Time, and subject to the terms of and limitations contained in this Agreement, the Merger Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, except as otherwise set forth in this Agreement or the Merger Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs incurred by any such Party, if applicable.
Article VI

MISCELLANEOUS
6.1Entire Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements and Merger Agreement shall constitute the entire agreement among the Parties and flyExclusive with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties, flyExclusive or their respective Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.
6.2Representations and Warranties; Covenants. Effective as of the Closing, each of the representations, warranties and covenants made by the Parties herein, will be deemed to be made for purposes of the Merger Agreement and shall be subject to the applicable survival and indemnification provisions set forth therein.
6.3Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and flyExclusive and delivered to each of the Parties and flyExclusive.
6.4Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties and flyExclusive contained in this Agreement and each Ancillary Agreement shall survive the Distribution Time and remain in full force and effect in accordance with their applicable terms.
6.5Expenses. Except as otherwise specified in this Agreement, the Ancillary Agreements or the Merger Agreement, or as otherwise agreed in writing among Jet.AI, SpinCo and flyExclusive, Jet.AI and SpinCo shall each be responsible for its own fees, costs and expenses paid or incurred in connection with this Agreement, any Ancillary Agreement and the consummation of the Contribution, the Distribution and the Merger (the “Transaction-related Expenses”).
6.6Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by registered or certified mail (return receipt requested), or by email

(provided confirmation of transmission is electronically generated and kept on file by the sending party and so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), to the respective Parties or flyExclusive at the following addresses (or at such other address for a Party or flyExclusive as shall be specified in a notice given in accordance with this Section 6.6):
if to Jet.AI or SpinCo, to:
Jet.AI Inc.
10845 Griffith Peak Dr. – Suite 200
Las Vegas, NV 89135
Attn: Mike Winston, Executive Chairman
Telephone: [ ]
Email: [ ]

with a copy (which shall not constitute notice) to:
Dykema Gossett PLLC
111 E. Kilbourn Ave. – Suite 1050
Milwaukee, WI 53202
Attn: Kate Bechen and Andrew Frost
Telephone: [ ] and [ ]
Email: [ ] and [ ]
if to flyExclusive, to:
flyExclusive, Inc.
2860 Jetport Road
Kinston, NC 28504
Attn: Brad Garner, Chief Financial Officer
Telephone: [ ]
Email: [ ]

with a copy (which shall not constitute notice) to:
Wyrick Robbins Yates and Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attn: Larry E. Robbins and David P. Creekman
Telephone: [ ]
Email: [ ] and [ ]
or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

6.7Consents. Any consent required or permitted to be given by any Party or flyExclusive to the other Party or flyExclusive under this Agreement shall be in writing and signed by the Party or flyExclusive, as the case may be, giving such consent and shall be effective only against such Party (and its Group) or flyExclusive (and its Affiliates), as the case may be.
6.8Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party or flyExclusive without the prior written consent of the other Party and flyExclusive, and any attempt to assign any rights or obligations arising under this Agreement without such consents shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement; provided, however, that no assignment permitted by this Section 6.8 shall release the assigning Party or flyExclusive, as the case may be, from liability for the full performance of its obligations under this Agreement.
6.9Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties, flyExclusive and their respective successors and permitted assigns.
6.10Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by each of Jet.AI, SpinCo and flyExclusive; provided, however, that this Agreement shall terminate immediately upon termination of the Merger Agreement if the Merger Agreement is terminated in accordance with its terms prior to the Distribution.
6.11Subsidiaries. JetAI shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of Jet.AI, or by any entity that becomes a Subsidiary of Jet.AI at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of Jet.AI.
6.12Third Party Beneficiaries. Except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and flyExclusive and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement. For the avoidance of doubt, no stockholder of Jet.AI, SpinCo or flyExclusive shall be third-party beneficiaries for any purpose prior to the Distribution.
6.13Titles and Headings. Titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
6.14Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the

Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Jet.AI Group or the SpinCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Jet.AI Group or the SpinCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.
6.15Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties and flyExclusive agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties and flyExclusive irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 6.16; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 6.15 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 6.15 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with this Agreement or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.
6.16Specific Performance. From and after the Distribution Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties and flyExclusive agree that flyExclusive and the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties and flyExclusive agree that, from and after the Distribution Time, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
6.17Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties and flyExclusive shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
6.18Interpretation. The Parties and flyExclusive have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party or flyExclusive, as the case may be, drafting or causing any instrument to be drafted.
6.19No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JET.AI:

Jet.AI Inc.

By:	/s/ Michael Winston
Name:	Michael Winston
Title:	Executive Chairman

SPINCO:

Jet.AI SpinCo, Inc.

By:	/s/ Michael Winston
Name:	Michael Winston
Title:	Executive Chairman

[Signature Page to Separation and Distribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLYEXCLUSIVE:

flyExclusive, Inc.

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr.
Title:	Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

Annex A
Defined Terms
Terms with initial capitalized letters used in the Agreement to which this Annex A is attached will have the following respective meanings, and all references to Sections, Schedules or Annexes in the following definitions will refer to Sections, Schedules or Annexes of or to such Agreement:
“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
“Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, solely for purposes of this Agreement, (i) no member of the SpinCo Group shall be deemed an Affiliate of any member of the Jet.AI Group and (ii) no member of the Jet.AI Group shall be deemed an Affiliate of any member of the SpinCo Group.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means the Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Jet.AI Group, on one hand, and SpinCo, on the other hand, at, prior to or after the Distribution Time in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.
“Asset Transferors” means the entities transferring SpinCo Assets to SpinCo in order to consummate the transactions contemplated hereby.
“Assets” means any rights (including Intellectual Property), title and ownership interests in and to any properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.
“Available Cash Amount” means an amount of cash equal to at least $12,000,000.
“Business” means the Jet.AI Retained Business or the SpinCo Business, as applicable.

“Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.
“Business Entity” means any corporation, partnership, limited liability company, joint venture or other entity that may legally hold title to Assets.
“Chosen Courts” means the meaning set forth in Section 6.14.
“Closing” has the meaning set forth in the Merger Agreement.
“Company Shareholder Approval” has the meaning set forth in the Merger Agreement.

“Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.
“Continuing Arrangement” means this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups).
“Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
“Contribution” means (i) the Transfer, directly or indirectly, of the SpinCo Assets from Jet.AI or its Subsidiaries to SpinCo and (ii) the assumption of the SpinCo Liabilities by SpinCo pursuant to the terms of this Agreement.
“Conveyancing and Assumption Instruments” means, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Distribution Time and to be entered into to effect the Transfer of the SpinCo Assets and the assumption of the SpinCo Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.
“Distribution” has the meaning set forth in the Recitals.
“Distribution Date” means the date on which Jet.AI, through the Agent, distributes all of the issued and outstanding shares of SpinCo Stock to holders of Jet.AI Stock in the Distribution, and “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York time on the Distribution Date.

“Effective Time” has the meaning set forth in the Merger Agreement.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in the Merger Agreement.
“flyExclusive” has the meaning set forth in the Preamble.
“Governing Documents” has the meaning set forth in the Merger Agreement.
“Governmental Approvals” means any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.
“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
“Group” means (i) with respect to Jet.AI, the Jet.AI Group and (ii) with respect to SpinCo, the SpinCo Group.
“Indemnifiable Loss” and “Indemnifiable Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
“Information” means information, content and data (including personal information) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s, or any of their partners’, products, technologies or materials or facilities (including specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; quality assurance policies, procedures and specifications; evaluation and validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and know-how related to discovery, research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including partner and supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.
“Intellectual Property” has the meaning set forth in the Merger Agreement.
“Jet.AI” has the meaning set forth in the Preamble.
“Jet.AI Board” has the meaning set forth in the Recitals.
“Jet.AI Group” means (i) Jet.AI, the Jet.AI Retained Business and each Person that is a direct or indirect Subsidiary of Jet.AI as of immediately following the Distribution Time and (ii) each Business Entity that becomes a Subsidiary of Jet.AI after the Distribution Time.
“Jet.AI Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of Jet.AI to perform its obligations hereunder or under the Ancillary Agreements.
“Jet.AI Retained Assets” means any and all Assets of Jet.AI and any other member of the Jet.AI Group, other than the SpinCo Assets.
“Jet.AI Retained Business” means (i) those businesses operated by the Jet.AI Group prior to the Distribution Time other than the SpinCo Business, and (ii) those Business Entities or businesses acquired or established by or for any member of the Jet.AI Group after the Distribution Time.
“Jet.AI Retained Liabilities” has the meaning set forth in Section 2.1(c).
“Jet.AI Stock” has the meaning set forth in the Recitals.
“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
“Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

“Lien” has the meaning set forth in the Merger Agreement.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Recitals.
“Non-Transferable Asset” has the meaning set forth in Section 2.2.
“Parent Common Stock” has the meaning set forth in the Merger Agreement.
“Party” and “Parties” has the meanings set forth in the Preamble.
“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
“Permits” has the meaning set forth in the Merger Agreement.
“Permitted Liens” has the meaning set forth in the Merger Agreement.
“Pre-Closing Period” means the time period from the date hereof to the Effective Time.
“Record Date” means 5:00 p.m. New York time on the date to be determined by the Jet.AI Board as the record date for determining stockholders of Jet.AI entitled to receive shares of SpinCo Stock in the Distribution.
“Record Holders” means the holders of record of Jet.AI Stock as of the Record Date.
“SEC” means the United States Securities and Exchange Commission.
“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
“Separation” has the meaning set forth in the Recitals.
“Software” means all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons, web content and links;

and (iv) documentation relating to any of the foregoing, including user manuals and other training documentation.
“SpinCo” has the meaning set forth in the Preamble.
“SpinCo Assets” has the meaning set forth in Section 2.1(a).
“SpinCo Board” has the meaning set forth in the Recitals.
“SpinCo Business” means the business, operations, services and activities of the jet charter business of Jet.AI and its Subsidiaries as conducted with the SpinCo Assets as of immediately prior to the Closing by Jet.AI and its Subsidiaries.
“SpinCo Contracts” has the meaning set forth in Section 2.1(a)(ii).
“SpinCo Group” means (i) SpinCo, the SpinCo Business and each Person that is a direct or indirect Subsidiary of SpinCo as of immediately following the Distribution Time and (ii) each Business Entity that becomes a Subsidiary of SpinCo after the Distribution Time.
“SpinCo Permits” has the meaning set forth in Section 2.1(a)(iii).
“SpinCo Stock” has the meaning set forth in the Recitals.
“Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.
“Tax” or “Taxes” has the meaning set forth in the Merger Agreement.
“Tax Period” has the meaning set forth in the Merger Agreement.
“Textron Deposit” has the meaning set forth in Section 4.7(c).
“Transaction Expenses” has the meaning set forth in Section 6.5.
“Transactions” means, collectively, the Separation, Contribution, and Distribution, and other transactions contemplated by this Agreement.
“Transfer” has the meaning set forth in Section 2.1(a); and the term “Transferred” shall have its correlative meaning.
“US” means the United States of America.